Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER 2022 EARNINGS

OAKLAND, MARYLAND—October 20, 2022: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and nine-month periods ended September 30, 2022. Consolidated net income was $6.9 million for the third quarter of 2022, or $1.04 per diluted share, compared to $4.4 million, or $0.66 per diluted share, for the third quarter of 2021 and $5.4 million, or $0.82 per diluted share, for the second quarter of 2022. Year to date income was $18.1 million as of September 30, 2022, or $2.72 per diluted share, compared to $12.2 million, or $1.81 per diluted share for the same period of 2021.

According to Carissa Rodeheaver, President and CEO, “We are pleased to have another very profitable quarter, primarily driven by our increasing net interest income and continued expense control.  The rising interest rate environment contributed to the increased net interest margin as we saw interest income increase significantly compared to minimal increases in deposit costs. Expenses were decreased due to the resolution of outstanding litigation and our allowance for loan losses remained consistent due to stable asset quality.  We anticipate the environment will be challenging over the next several quarters due to rising inflation, mid-cycle elections and the volatile economic environment.  Our team is being proactive in preparing for these challenges.”

Third Quarter Financial Highlights:

•	Total assets at September 30, 2022 increased by $51.2 million, or 2.9%, when compared to June 30, 2022 and increased by $73.8 million, or 4.3%, when compared to December 31, 2021. Significant changes during the third quarter included:

o	Cash balances increased by $9.1 million when compared to June 30, 2022 and decreased by $85.0 million when compared to December 31, 2021, as excess cash balances were used to fund loan growth

o	Investment securities decreased $7.0 million when compared to June 30, 2022 and increased $23.5 million when compared to December 31, 2021

o	Gross loans increased $44.3 million when compared to June 30, 2022 and $124.2 million when compared to December 31, 2021

▪	Commercial growth of $26.4 million and $106.8 million, respectively

▪	Mortgage balances increased $20.8 million and $22.3 million, respectively

▪	Consumer loans decreased $2.9 and $4.9 million, respectively

o	Deposits increased $26.8 million when compared to June 30, 2022 and $41.8 million when compared to December 31, 2021

▪	Management elected to bring approximately $50 million of trust money market accounts back on-balance sheet during the third quarter

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.22% at September 30, 2022 as compared to 1.28% at June 30, 2022 and 1.38% at December 31, 2021

o	Total provision expense was a credit of $0.1 million for the third quarter of 2022 as compared to a credit of $0.6 million for the third quarter of 2021 and an expense of $0.6 million for the second quarter of 2022

o	Stable asset quality, stabilization of modified loans that returned to principal and interest payments and low delinquency offset slightly by increased qualitative factors related to the uncertain economic environment

•	Consolidated net income was $6.9 million for the third quarter of 2022

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.66% for the third quarter of 2022 compared to 3.53% for the second quarter of 2022 and 3.38% for the third quarter of 2021

o	Core, non-interest income, on a non-GAAP basis, increased by $0.3 million in the third quarter of 2022 when compared to the second quarter of 2022, driven by $0.1 million in gains on investments, $0.1 million increases in both service charge and debit card income and a $0.1 million increase in other miscellaneous income from an incentive payment received on a negotiated check contract. Increases of debit card income of $0.2 million, gains on investments of $0.1 million and slight increases in service charge income and brokerage commissions were partially offset by a $0.1 million reduction in gains on sale of mortgages in 2022 when compared to 2021.

o	Non-interest expense, on a non-GAAP basis, decreased by $0.3 million when comparing the third quarter of 2022 to the second quarter of 2022. This decrease was driven by an increase of $0.3 million in salaries and benefits, offset by a decrease in professional services related to the receipt of $0.7 million from the reimbursement of litigation expenses. When comparing the third quarter of 2022 to the third quarter of 2021, operating expenses decreased by $2.7 million due primarily to a one-time expense of $2.4 million recognized in 2021 for a penalty associated with the prepayment of $70.0 million of Federal Home Loan Bank (“FHLB”) debt. An increase of $0.4 million in salaries and benefits offset by a reduction in professional services of $0.8 million also contributed to the decrease.

Income Statement Overview

Consolidated net income was $6.9 million for the third quarter of 2022 compared to $4.4 million for the third quarter of 2021 and $5.4 million for the second quarter of 2022. Basic and diluted net income per share for the third quarter of 2022 were both $1.04, compared to basic and diluted net income per share of $0.66 for the third quarter of 2021 and $0.82 for the second quarter of 2022.

The increase in net income year-over-year was primarily driven by an increase in net interest income of $1.5 million, stable non-interest income and a decrease of non-interest expense of $2.7 million. Provision for credit losses increased $0.5 million in 2022 due to a credit to provision in the third quarter of 2021.

Compared to the linked quarter of 2022, net interest income for the three months ended September 30, 2022 increased by $1.2 million. Provision for credit losses was a credit of $0.1 in the third quarter compared to $0.6 million of provision expense in the second quarter. The decrease in provision expense was due primarily to continued improvement in qualitative factors related to the continued payment performance of modified loans, offset slightly increasing qualitative factors related to the uncertain economic environment.

Year-to-date net income for the first nine months of 2022 was $18.1 million compared to $12.2 million for the same period in 2021. The year-over-year increase was primarily due to a $3.8 million increase in net interest income as a result of a $1.7 million increase in interest income and a decrease in interest expense of $2.2 million. Additionally, non-interest expense decreased significantly due to our payment of $3.3 million in litigation settlement expenses during the first quarter of 2021 and a $2.4 million FHLB prepayment penalty for the early repayment of debt recognized in 2021.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.5 million for the third quarter of 2022 when compared to the third quarter of 2021. This increase was driven by an increase of $1.3 million in interest income from an overall increase in yield of 22 basis points on interest earning assets and an increase in average balances of $36.8 million. Interest income on loans increased $0.4 million due primarily to continued growth in our commercial loan portfolio, increased rates on new loans booked and adjustable-rate loans repricing related to the current rising rate environment. Investment income increased $0.7 million primarily due to an increase in average balances of $70.3 million and an increase of 44 basis points in yield related to the deployment of excess cash balances to purchase investment securities late in the fourth quarter of 2021 and early in the first quarter of 2022. The reduction of $0.2 million in interest expense was driven primarily by the decline of $49.9 million of average balances in the higher cost CD portfolio and the prepayment of $70.0 million of FHLB advances in 2021. The net interest margin for the third quarter of 2022 was 3.66%, compared to 3.38% for the third quarter of 2021.

Comparing the third quarter of 2022 to the second quarter of 2022, net interest income, on a non-GAAP, FTE basis, increased by $1.2 million. This increase was driven by a $1.4 million increase in interest income due to an increase in average earning assets of $46.3 million and an increase in the yield on earning assets of 20 basis points. Interest income on loans increased $1.2 million related to an increase in average balances of $40.1 million, driven primarily by strong commercial loan growth. Interest expense increased slightly by $0.3 million while average deposit balances increased $25.1 million when comparing the third quarter of 2022 to the second quarter of 2022. The net interest margin increased to 3.66% for the third quarter of 2022 compared to 3.52% for the second quarter of 2022.

Comparing the nine months ended September 30, 2022, to the nine months ended September 30, 2021, net interest income, on a non-GAAP, FTE basis, increased by $3.8 million. Interest income increased by $1.7 million and interest expense decreased by $2.2 million. Interest income for the 2021 period included $3.2 million in fees related to PPP loan forgiveness. The yield on earning assets increased 14 basis points to 3.74% in 2022 compared to 3.60% in 2021 in correlation with the rising interest rate environment and new loans booked at higher rates. Interest expense on deposits decreased $1.4 million while the average balance of deposits increased $5.0 million and interest on long-term borrowings decreased $0.8 million related to the prepayment of $70.0 million of FHLB advances in the third quarter of 2021. The decreased interest expense resulted in an overall decrease of 25 basis points on interest bearing liabilities. We anticipate increased margin pressure in the remaining quarter of 2022 due to increasing deposit pricing demands in our market areas. The net interest margin for the nine months ended September 30, 2022, was 3.53% compared to 3.21% for the nine months ended September 30, 2021.

Non-Interest Income

Other operating income, including gains, for the third quarter of 2022 increased by approximately $0.1 million when compared to the same period of 2021. Increased net gains on investments of $0.1 million, debit card income of $0.2 million and brokerage commissions and service charges of $0.1 million were offset by reductions on gains on the sale of mortgage loans of $0.1 million due to management’s decision to book loans to the portfolio in light of the rising interest rate environment Trust department income also decreased $0.2 million as a result of the volatile market and the impact of the rising rate environment on the market value of the assets under management. Assets under management in the trust department were $1.3 billion at September 30, 2022.

On a linked quarter basis, other operating income, including gains, increased by $0.3 million. Slight increases in service charges on deposit accounts of $0.1 million and gains on investments of $0.1 million were offset by reductions in trust and brokerage commissions of $0.1 million. Other miscellaneous income increased by $0.1 million due to an incentive received during the third quarter related to a negotiated check contract.

Non-interest income, including gains, for the nine months ended September 30, 2022, decreased by approximately $0.7 million when compared to the same period of 2021. This decrease was primarily due to the decrease in net gains from the sale of residential mortgage loans of $1.0 million as refinance activity has slowed considerably and due to management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio.

Non-Interest Expense

Operating expenses decreased by $2.7 million when comparing the third quarter of 2022 to the third quarter of 2021. This decrease was driven largely by a decrease of $2.4 million of expense for prepayment penalties related to the repayment of $70.0 million in FHLB debt in 2021 and a reduction of legal expenses of $0.8 million related to a cash receipt related to reimbursement of litigation expenses. These decreases were partially offset by an increase of $0.4 million in salaries and employee benefits from increased incentives, part-time salaries and stock compensation expense, partially offset by decreases in 401K expense.

Comparing the third quarter of 2022 to the second quarter of 2022, operating expenses decreased by $0.3 million. Legal and professional fees decreased by $0.8 million attributable to the cash receipt reimbursement related to litigation expenses, while salaries and employee benefits increased by approximately $0.3 million primarily due to increased life and health claims during the third quarter, increases in full time salaries and stock compensation expenses, which were partially offset by reduced 401K expense.

For the nine months ended September 30, 2022, non-interest expenses decreased by $5.0 million in 2022 compared to the nine months ended September 30, 2021. This decrease was primarily attributable to the one-time litigation settlement expense of $3.3 million recorded in the first quarter of 2021, and $2.4 million in prepayment penalties that were recognized in 2021. The decrease from these one-time expenses was partially offset by a $1.7 million increase in salaries and employee benefits as a result of increased incentives of $1.3 million, stock compensation expense of $0.1 million and reduced deferred loan costs of $0.8 million, which are partially offset by reductions in life and health and pension related expenses.

The effective income tax rates as a percentage of income for the nine months ended September 30, 2022, and September 30, 2021, were 25.8% and 24.9%, respectively. The increased tax rate for the nine months ended September 30, 2022, when compared to the nine months ended September 30, 2021, was primarily related to state tax treatment of litigation settlement expenses in 2021. A new low-income housing tax credit investment in 2021 is expected to begin generating tax credits during the fourth quarter of 2022 and should provide increased tax credits beginning in 2023 and beyond for the term of the tax credit.

Balance Sheet Overview

Total assets at September 30, 2022 were $1.8 billion, representing a $51.2 million increase since June 30, 2022 and a $73.8 million increase since December 31, 2021. During the third quarter of 2022, cash and interest-bearing deposits in other banks increased by $9.1 million, the investment portfolio decreased by $7.0 million and gross loans increased by $44.3 million. Other assets including deferred taxes, premises and equipment and accrued interest receivable also increased collectively by $4.7 million.

Total liabilities at September 30, 2022 were $1.7 billion, representing a $52.0 million increase since June 30, 2022 and a $83.7 million increase since December 31, 2021. Total deposits increased by $26.8 million since June 30, 2022 and increased by $41.8 million since December 31, 2021. The increase in deposits during the third quarter was primarily attributable to management’s decision to bring approximately $50.0 million in trust department money market accounts back on-balance sheet as well as an increase in municipal deposit balances, which was partially offset by a $53.3 million reduction in non-interest-bearing deposits during the quarter. This decrease resulted from local businesses utilizing cash balances for large asset purchases as well as re-allocations of funds into higher yielding investment alternatives. Short term borrowings increased $32.0 million since December 31, 2021, driven by $20.0 million in overnight borrowings and an increase in our overnight investments Treasury product of $12.0 million during the quarter. The increase in overnight borrowings at September 30, 2022 was primarily driven by the strong loan growth and a timing delay of the receipt of deposit funding from a sale of a large local business. These funds were received shortly after quarter end and subsequently repaid the $20.0 million in overnight borrowings in full.

Outstanding gross loans of $1.3 billion at September 30, 2022 reflected growth of $124.2 million for the first nine months of 2022 and growth of $44.3 million for the third quarter of 2022. Since December 31, 2021, commercial real estate loans increased by $63.7 million and acquisition and development loans decreased by $45.0 million due primarily to the payoff of one large credit early in the third quarter. Commercial and industrial loans increased by $88.0 million year-to-date, primarily in new floor plan business, new commercial clients and continued expansion of existing client relationships. Residential mortgage loans increased $22.4 million related to lower refinance activity due to the rising interest rate environment and management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. The consumer loan portfolio decreased by $4.9 million due to amortization and payoffs of the existing portfolio offsetting new production.

New commercial loan production for the three months ended September 30, 2022, was approximately $114.2 million.  At September 30, 2022, unfunded, committed commercial construction loans totaled approximately $41.1 million. Commercial amortization and payoffs were approximately $95.5 million through September 30, 2022.

New consumer mortgage loan production for the third quarter of 2022 was approximately $30.0 million with most of this production being comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of September 30, 2022 consisted of $16.1 million. Production levels have slowed for residential mortgages when compared to the third quarter of 2021 because of the increasing interest rates for the first nine months of 2022.

Total deposits at September 30, 2022 increased $41.8 million when compared to deposits at December 31, 2021. Non-interest-bearing deposits decreased $27.2 million, primarily due to deposit relationships moving deposits off-balance sheet to higher yielding deposit products. Interest bearing demand deposits increased $75.9 million and traditional savings accounts increased $18.9 million. Money market balances increased $13.0 million driven primarily by management’s decision to bring trust department money market accounts back on-balance sheet in the third quarter, offset by the outflow of municipal balances into a higher rate state funding facility. Time deposits decreased $38.9 million related to maturing balances moving to more liquid accounts in anticipation of rising deposit rates as well as municipal funds moving to higher yielding alternatives.

The book value of the Company’s common stock was $19.83 per share at September 30, 2022 compared to $19.97 per share at June 30, 2022. At September 30, 2022, there were 6,659,390 of basic outstanding shares and 6,669,785 of diluted outstanding shares of common stock. The decrease in the book value at September 30, 2022 was due to the decline in common equity driven by the increase in accumulated other comprehensive loss (“AOCL”) from June to September. AOCL increased due to declining fair market values of investment securities and declining market values of the investments underlying our pension plan.

Asset Quality

The ALL decreased to $15.5 million at September 30, 2022 compared to $16.0 million at December 31, 2021. The provision for loan losses was a credit of $0.1 million for the quarter ended September 30, 2022 compared to a credit of $0.6 million for the quarter ended September 30, 2021. The credit to provision expense recorded in the third quarter of 2022 was primarily attributable to the continuation of payments of loans previously modified due to uncertainties related to COVID-19. Net charge-offs of $89,000 were recorded for the quarter ended September 30, 2022, compared to net recoveries of $0.4 million for 2021. The ratio of the ALL to loans outstanding was 1.22% at September 30, 2022, compared to 1.28% at June 30, 2022 and 1.38% at December 31, 2021.

The ratio of year-to-date net charge offs to average loans for the nine months ending September 30, 2022, was an annualized 0.06%, compared to net recoveries to average loans of 0.04% for 2021. Details of the ratio, by loan type are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	09/30/2022	09/30/2021
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.00%
Acquisition & Development	0.00%	0.09%
Commercial & Industrial	(0.03)%	0.29%
Residential Mortgage	0.05%	(0.03)%
Consumer	(1.26)%	(0.45)%
Total Net (Charge Offs)/Recoveries	(0.06)%	0.04%

Non-accrual loans totaled $1.9 million at September 30, 2022 compared to $2.5 million at December 31, 2021. The decrease in non-accrual balances at September 30, 2022 was primarily related to $0.6 million of principal pay-downs of residential mortgage and home equity loans and the movement of a $0.2 million in acquisition and development loans to other real estate owned.

Non-accrual loans that have been subject to partial charge-offs totaled $0.2 million at September 30, 2022 and $0.5 million at December 31, 2021.  There were no loans secured by 1-4 family residential real estate properties in the process of foreclosure at September 30, 2022, compared to $0.2 million in such loans at December 31, 2021.   As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to 0.27% compared to 0.37% at June 31, 2022 and 0.31% as of December 31, 2022.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership, and a 99.9% non-voting interest in MCC FUBT Fund, LLC, an Ohio limited liability company, both of which were formed for the purpose of acquiring, developing and operating low-income housing units. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and the impact that any such events have on our critical accounting assumptions and estimates made as of September 30, 2022, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	2022	2021	2022	2021
Results of Operations:
Interest income	$16,185	$14,910	$45,063	$43,408
Interest expense	1,044	1,285	2,610	4,784
Net interest income	15,141	13,625	42,453	38,624
(Credit)/provision for loan losses	(108)	(597)	97	68
Other operating income	4,604	4,523	13,399	13,182
Net gains	96	82	161	1,112
Other operating expense	10,336	13,027	31,551	36,582
Income before taxes	$9,613	$5,800	$24,365	$16,268
Income tax expense	2,677	1,412	6,286	4,047
Net income	$6,936	$4,388	$18,079	$12,221

Per share data:
Basic net income per share	$1.04	$0.66	$2.72	$1.81
Diluted net income per share	$1.04	$0.66	$2.72	$1.81
Adjusted basic/diluted net income (1)	$1.04	$0.93	$2.72	$1.52
Dividends declared per share	$0.15	$0.15	$0.45	$0.45
Book value	$19.83	$20.22
Diluted book value	$19.80	$20.19
Tangible book value per share	$18.03	$18.55
Diluted Tangible book value per share	$18.00	$18.53

Closing market value	$16.55	$18.60
Market Range:
High	$19.27	$19.45
Low	$16.18	$16.26

Shares outstanding at period end: Basic	6,659,390	6,617,941
Shares outstanding at period end: Diluted	6,669,785	6,625,014

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.35%	0.92%
Adjusted return on average assets (1)	1.35%	1.26%
Return on average shareholders' equity	17.66%	12.45%
Adjusted return on average shareholders' equity (1)	17.66%	16.72%
Net interest margin (Non-GAAP), includes tax exempt income of $709 and $704	3.53%	3.21%
Net interest margin GAAP	3.47%	3.16%
Efficiency ratio - non-GAAP (2)	51.49%	57.97%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income less (gains)/losses on investments and fixed assets.

	September 30,	December 31
	2022	2021
Financial Condition at period end:
Assets	$1,803,642	$1,729,838
Earning assets	$1,647,303	$1,504,300
Gross loans	$1,277,924	$1,153,687
Commercial Real Estate	$437,973	$374,291
Acquisition and Development	$83,107	$128,077
Commercial and Industrial	$269,004	$180,977
Residential Mortgage	$427,093	$404,685
Consumer	$60,747	$65,657
Investment securities	$366,484	$343,030
Total deposits	$1,511,118	$1,469,374
Noninterest bearing	$474,444	$501,627
Interest bearing	$1,036,674	$967,747
Shareholders' equity	$132,044	$141,900

Capital ratios:

Tier 1 to risk weighted assets	14.40%	14.64%
Common Equity Tier 1 to risk weighted assets	12.36%	12.50%
Tier 1 Leverage	11.23%	10.80%
Total risk based capital	15.50%	15.89%

Asset quality:

Net charge-offs for the quarter	$(89)	$(67)
Nonperforming assets: (Period End)
Nonaccrual loans	$1,943	$2,462
Loans 90 days past due and accruing	569	300
Total nonperforming loans and 90 day past due	$2,512	$2,762

Restructured loans	$3,354	$3,297
Other real estate owned	$4,733	$4,477

Allowance for loan losses to gross loans	1.22%	1.38%
Allowance for loan losses to gross loans, excluding PPP loans	1.22%	1.39%
Allowance for loan losses to non-accrual loans	799.85%	648.05%
Allowance for loan losses to non-performing assets	214.51%	220.40%
Non-performing and 90 day past due loans to total loans	0.20%	0.24%
Non-performing loans and 90 day past due loans to total assets	0.14%	0.16%
Non-accrual loans to total loans	0.15%	0.21%
Non-performing assets to total assets	0.40%	0.42%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2022	2022	2022	2021	2021	2021	2021
Results of Operations:
Interest income	$16,185	$14,731	$14,147	14,848	14,910	14,436	14,062
Interest expense	1,044	760	806	930	1,285	1,673	1,826
Net interest income	15,141	13,971	13,341	13,918	13,625	12,763	12,236
(Credit)/provision for loan losses	(108)	624	(419)	(885)	(597)	555	110
Other operating income	4,604	4,413	4,382	6,337	4,523	4,321	4,338
Net gains	96	13	52	83	82	442	588
Other operating expense	10,336	10,637	10,578	11,182	13,027	11,032	12,523
Income before taxes	$9,613	$7,136	$7,616	$10,041	$5,800	$5,939	$4,529
Income tax expense	2,677	1,708	1,901	2,492	1,412	1,536	1,099
Net income	$6,936	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430

Per share data:
Basic net income per share	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per share	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Adjusted basic/diluted net income (1)	$1.04	$0.82	$0.86	$1.10	$0.93	$0.66	$0.86
Dividends declared per share	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15
Book value	$19.83	$19.97	$20.65	$21.43	$20.22	$19.74	$18.46
Diluted book value	$19.80	$19.93	$20.63	$21.41	$20.19	$19.72	$18.45
Tangible book value per share	$18.03	$18.17	$18.83	$19.61	$18.55	$18.07	$16.89
Diluted Tangible book value per share	$18.00	$18.14	$18.82	$19.59	$18.53	$18.05	$16.88

Closing market value	$16.55	$18.76	$22.53	$18.76	$18.60	$17.43	$17.62
Market Range:
High	$19.27	$23.80	$24.50	$20.50	$19.45	$19.42	$20.05
Low	$16.18	$17.50	$18.81	$17.86	$16.26	$16.35	$15.30

Shares outstanding at period end: Basic	6,659,390	6,656,395	6,637,979	6,620,955	6,617,941	6,614,604	6,998,617
Shares outstanding at period end: Diluted	6,669,785	6,666,790	6,649,604	6,628,028	6,625,014	6,621,677	7,001,997

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.35%	1.26%	1.31%	1.12%	0.92%	0.88%	0.79%
Adjusted return on average assets (1)	1.35%	1.26%	1.31%	1.36%	1.25%	1.18%	1.38%
Return on average shareholders' equity	17.66%	16.25%	16.49%	14.92%	12.45%	12.21%	10.58%
Adjusted return on average shareholders' equity (1)	17.66%	16.25%	16.49%	17.82%	16.72%	15.98%	18.36%
Net interest margin (Non-GAAP), includes tax exempt income of $241 and $239	3.53%	3.46%	3.40%	3.28%	3.21%	3.13%	3.11%
Net interest margin GAAP	3.47%	3.40%	3.34%	3.22%	3.16%	3.07%	3.05%
Efficiency ratio - non-GAAP (2)	51.49%	57.11%	58.81%	52.94%	57.57%	62.72%	53.00%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2022	2022	2021	2021	2021	2021
Financial Condition at period end:
Assets	$1,803,642	$1,752,455	$1,760,325	$1,729,838	$1,708,556	$1,763,806	$1,781,833
Earning assets	$1,647,303	$1,608,094	$1,572,737	$1,504,300	$1,466,664	$1,461,613	$1,481,045
Gross loans	$1,277,924	$1,233,613	$1,181,401	$1,153,687	$1,161,868	$1,145,343	$1,199,325
Commercial Real Estate	$437,973	$421,942	$391,136	$374,291	$371,785	$361,941	$365,731
Acquisition and Development	$83,107	$116,115	$133,031	$128,077	$132,256	$131,630	$123,625
Commercial and Industrial	$269,004	$225,640	$194,914	$180,977	$195,758	$229,852	$299,178
Residential Mortgage	$427,093	$406,293	$399,704	$404,685	$405,885	$364,408	$374,327
Consumer	$60,747	$63,623	$62,616	$65,657	$56,184	$57,512	$36,464
Investment securities	$366,484	$373,455	$385,265	$343,030	$297,543	$307,696	$273,363
Total deposits	$1,511,118	$1,484,354	$1,507,555	$1,469,374	$1,444,494	$1,456,111	$1,468,263
Noninterest bearing	$474,444	$527,761	$530,901	$501,627	$491,441	$497,736	$485,311
Interest bearing	$1,036,674	$956,593	$976,654	$967,747	$953,053	$958,375	$982,952
Shareholders' equity	$132,044	$132,892	$137,038	$141,900	$133,787	$130,556	$129,189

Capital ratios:

Tier 1 to risk weighted assets	14.40%	14.31%	14.55%	14.64%	14.26%	14.55%	14.99%
Common Equity Tier 1 to risk weighted assets	12.36%	12.27%	12.45%	12.50%	12.15%	12.37%	12.76%
Tier 1 Leverage	11.23%	11.23%	10.94%	10.80%	10.33%	9.94%	10.22%
Total risk based capital	15.50%	15.46%	15.71%	15.89%	15.51%	15.80%	16.24%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(89)	$(179)	$(244)	$(67)	$435	$(41)	$(42)
Nonperforming assets: (Period End)
Nonaccrual loans	$1,943	$2,149	$2,332	$2,462	$7,441	$7,285	$7,891
Loans 90 days past due and accruing	569	325	37	300	189	$273	6
Total nonperforming loans and 90 day past due	$2,512	$2,474	$2,369	$2,762	$7,630	$7,558	$7,897

Restructured loans	$3,354	$3,226	$3,228	$3,297	$3,759	$3,825	$3,892
Other real estate owned	$4,733	$4,517	$4,477	$4,477	$6,663	$6,756	$7,533

Allowance for loan losses to gross loans	1.22%	1.28%	1.29%	1.38%	1.46%	1.49%	1.38%
Allowance for loan losses to gross loans, excluding PPP loans	1.22%	1.28%	1.30%	1.39%	1.50%	1.60%	1.57%
Allowance for loan losses to non-accrual loans	799.85%	732.29%	655.75%	648.05%	227.20%	234.29%	209.78%
Allowance for loan losses to non-performing assets	214.51%	225.10%	223.37%	220.40%	118.28%	119.24%	107.28%
Non-performing and 90 day past due loans to total loans	0.20%	0.20%	0.20%	0.24%	0.66%	0.66%	0.66%
Non-performing loans and 90 day past due loans to total assets	0.14%	0.14%	0.13%	0.16%	0.45%	0.43%	0.44%
Non-accrual loans to total loans	0.15%	0.17%	0.20%	0.21%	0.64%	0.64%	0.66%
Non-performing assets to total assets	0.40%	0.40%	0.39%	0.42%	0.84%	0.81%	0.87%

(Dollars in thousands - Unaudited)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Assets
Cash and due from banks	$28,888	$20,108	$71,211	$109,823
Interest bearing deposits in banks	1,868	1,543	4,905	5,897
Cash and cash equivalents	30,756	21,651	76,116	115,720
Investment securities – available for sale (at fair value)	128,039	132,867	143,609	286,771
Investment securities – held to maturity (at cost)	238,445	240,588	241,656	56,259
Restricted investment in bank stock, at cost	1,027	1,026	1,026	1,029
Loans held for sale	—	—	140	67
Loans	1,277,924	1,233,613	1,181,401	1,153,687
Unearned fees	(210)	(104)	(107)	(292)
Allowance for loan losses	(15,541)	(15,737)	(15,292)	(15,955)
Net loans	1,262,173	1,217,772	1,166,002	1,137,440
Premises and equipment, net	35,022	35,305	34,001	34,697
Goodwill and other intangible assets	11,895	11,947	12,000	12,052
Bank owned life insurance	46,041	45,739	45,442	45,150
Deferred tax assets	16,180	13,653	10,361	6,857
Other real estate owned, net	4,733	4,517	4,477	4,477
Operating lease asset	1,987	2,075	2,161	2,247
Accrued interest receivable and other assets	27,344	25,315	23,232	27,072
Total Assets	$1,803,642	$1,752,455	$1,760,223	$1,729,838
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$474,444	$527,761	$530,901	$501,627
Interest bearing deposits	1,036,674	956,593	976,654	967,747
Total deposits	1,511,118	1,484,354	1,507,555	1,469,374
Short-term borrowings	89,726	69,914	58,902	57,699
Long-term borrowings	30,929	30,929	30,929	30,929
Operating lease liability	2,472	2,570	2,666	2,761
Accrued interest payable and other liabilities	36,354	30,798	22,098	26,182
Dividends payable	999	998	995	993
Total Liabilities	1,671,598	1,619,563	1,623,145	1,587,938
Shareholders’ Equity:
Common Stock	67	67	66	66
Surplus	24,238	24,105	23,712	23,661
Retained earnings	160,573	154,636	150,207	145,487
Accumulated other comprehensive loss	(52,834)	(45,916)	(36,907)	(27,314)
Total Shareholders’ Equity	132,044	132,892	137,078	141,900
Total Liabilities and Shareholders’ Equity	$1,803,642	$1,752,455	$1,760,223	$1,729,838

	Three Months Ended
	2022			2021
	Q3	Q2	Q1	Q4	Q3	Q2	Q1

In thousands	(Unaudited)
Interest income
Interest and fees on loans	$14,058	$12,861	$12,432	$13,456	$13,667	$13,097	$12,732
Interest on investment securities
Taxable	1,587	1,540	1,406	1,048	880	994	990
Exempt from federal income tax	273	279	282	268	266	268	275
Total investment income	1,860	1,819	1,688	1,316	1,146	1,262	1,265
Other	267	51	27	76	97	77	65
Total interest income	16,185	14,731	14,147	14,848	14,910	14,436	14,062
Interest expense
Interest on deposits	621	401	475	596	732	999	1,146
Interest on short-term borrowings	47	21	18	19	17	26	24
Interest on long-term borrowings	376	338	313	315	536	648	656
Total interest expense	1,044	760	806	930	1,285	1,673	1,826
Net interest income	15,141	13,971	13,341	13,918	13,625	12,763	12,236
(Credit)/provision for loan losses	(108)	624	(419)	(885)	(597)	555	110
Net interest income after provision for loan losses	15,249	13,347	13,760	14,803	14,222	12,208	12,126
Other operating income
Net gains on investments, available for sale	—	—	3	—	—	154	—
Net gains/ (losses) on investments, held to maturity	93	—	—	—	(54)	—	—
Losses on equity investment	—	—	—	(35)	—	—	—
Gains on sale of residential mortgage loans	3	7	21	119	136	272	588
Gains/(losses) on disposal of fixed assets	—	6	28	(1)	—	16	—
Net gains	96	13	52	83	82	442	588
Other Income
Service charges on deposit accounts	523	463	465	479	475	412	405
Other service charges	241	232	213	245	232	221	211
Trust department	2,005	2,044	2,189	2,209	2,166	2,034	2,241
Debit card income	1,053	983	886	1,021	900	913	810
Bank owned life insurance	302	297	292	299	298	293	286
Brokerage commissions	272	313	220	228	229	357	268
Insurance reimbursement	—	—	—	1,375	—	—	—
Other	208	81	117	481	223	91	117
Total other income	4,604	4,413	4,382	6,337	4,523	4,321	4,338
Total other operating income	4,700	4,426	4,434	6,420	4,605	4,763	4,926
Other operating expenses
Salaries and employee benefits	6,130	5,793	5,968	5,847	5,719	5,507	4,988
FDIC premiums	150	155	174	197	209	183	183
Equipment	1,037	1,029	1,044	1,061	1,032	954	851
Occupancy	734	711	727	673	684	693	725
Data processing	890	805	821	784	819	875	726
Marketing	152	151	106	127	129	133	146
Professional services	(211)	564	520	656	615	1,491	766
Contract labor	159	158	165	152	153	185	148
Telephone	112	139	114	131	123	268	215
Other real estate owned	128	152	95	(485)	150	(198)	(412)
Investor relations	39	123	96	130	116	306	124
Settlement expense	—	—	—	—	—	—	3,300
FHLB prepayment penalty	—	—	—	—	2,368	—	—
Contributions	121	42	21	1,115	55	27	23
Other	895	815	727	794	855	608	740
Total other operating expenses	10,336	10,637	10,578	11,182	13,027	11,032	12,523
Income before income tax expense	9,613	7,136	7,616	10,041	5,800	5,939	4,529
Provision for income tax expense	2,677	1,708	1,901	2,492	1,412	1,536	1,099
Net Income	$6,936	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430
Basic net income per common share	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per common share	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Weighted average number of basic shares outstanding	6,658	6,650	6,628	6,620	6,617	6,609	6,996
Weighted average number of diluted shares outstanding	6,669	6,661	6,636	6,627	6,624	6,615	7,000
Dividends declared per common share	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures for 2021 results exclude settlement charges associated with the settlement with Driver Management, FHLB penalty expense, insurance reimbursement and contributions for each period indicated below.

	Three months ended
(in thousands, except for per share amount)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income - as reported	$6,936	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430
Adjustments:
Settlement Expense	—	—	—	—	—	—	3,300
FHLB Penalty	—	—	—	—	2,368	—	—
Insurance Reimbursement	—	—	—	(1,375)	—	—	—
Foundation Contribution	—	—	—	1,000	—	—	—
Income tax effect of adjustments	—	—	—	86	(578)	—	(735)
Adjusted net income (non-GAAP)	$6,936	$5,428	$5,715	$7,260	$6,178	$4,403	$5,995

Basic and Diluted earnings per share - as reported	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Adjustments:
Settlement Expense	—	—	—	—	—	—	0.47
FHLB Penalty	—	—	—	—	0.35	—	—
Insurance Reimbursement	—	—	—	(0.20)	—	—	—
Foundation Contribution	—	—	—	0.15	—	—	—
Income tax effect of adjustments	—	—	—	0.01	(0.08)	—	(0.10)
Adjusted basic and diluted earnings per share (non-GAAP)	$1.04	$0.82	$0.86	$1.10	$0.93	$0.66	$0.86

	As of or for the three month period ended
(in thousands, except per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Per Share Data
Basic net income per share (1) - as reported	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Basic net income per share (1) - non-GAAP	$1.04	$0.82	$0.86	$1.10	$0.93	$0.66	$0.86
Diluted net income per share (1) - as reported	$1.04	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per share (1) - non-GAAP	$1.04	$0.82	$0.86	$1.10	$0.93	$0.66	$0.86
Basic book value per share	$19.83	$19.97	$20.65	$21.43	$20.22	$19.74	$18.46
Diluted book value per share	$19.80	$19.93	$20.63	$21.41	$20.19	$19.72	$18.45

Significant Ratios:

Return on Average Assets (1) - as reported	1.35%	1.26%	1.31%	1.12%	0.92%	0.88%	0.79%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	—	—	—	0.23%	0.33%	0.30%	0.59%
Adjusted Return on Average Assets (1) (non-GAAP)	1.35%	1.26%	1.31%	1.35%	1.25%	1.18%	1.38%

Return on Average Equity (1) - as reported	17.66%	16.25%	16.49%	14.92%	12.45%	12.21%	10.58%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	—	—	—	2.90%	4.43%	3.77%	7.78%
Adjusted Return on Average Equity (1) (non-GAAP)	17.66%	16.25%	16.49%	17.82%	16.72%	15.98%	18.36%

Efficiency Ratio - non-GAAP
Non-interest expense	$10,336	$10,637	$10,578	$11,182	$13,027	$11,032	$12,523
Less: non-GAAP adjustments:
Foundation Contribution				(1,000)
Settlement expense							(3,300)
FHLB Penalty					(2,368)
Non-interest expense - as adjusted	$10,336	$10,637	$10,578	$10,182	$10,659	$11,032	$9,223

Net interest income plus non-interest income	$19,841	$18,397	$17,775	$20,338	$18,230	$17,526	$17,162
Plus: non-GAAP adjustments:
Tax-equivalent income	232	236	242	233	232	233	239
Less non-GAAP adjustment:
Insurance reimbursement				(1,375)
Fixed asset (gains)/losses				1		(16)
Investment securities (gains)/losses	(93)	(6)	(31)	35	54	(154)	-
Net interest income plus non-interest income - as adjusted	19,980	$18,627	$17,986	$19,232	$18,516	$17,589	$17,401

Efficiency Ratio (1)	51.73%	57.11%	58.81%	52.94%	57.57%	62.72%	53.00%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	September 30,
	2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,240,706	$14,073	4.50%	$1,162,374	$13,689	4.67%
Investment Securities:
Taxable	343,581	1,587	1.83%	274,648	880	1.27%
Non taxable	26,471	489	7.33%	25,073	476	7.54%
Total	370,052	2,076	2.23%	299,721	1,356	1.79%
Federal funds sold	52,019	251	1.91%	159,444	65	0.16%
Interest-bearing deposits with other banks	1,552	7	1.79%	4,283	—	0.00%
Other interest earning assets	1,026	9	3.48%	2,772	32	4.64%
Total earning assets	1,665,355	16,416	3.91%	1,628,594	15,142	3.69%
Allowance for loan losses	(15,715)			(17,597)
Non-earning assets	170,092			157,806
Total Assets	$1,819,732			$1,768,803
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$305,608	$187	0.24%	$215,085	$113	0.21%
Interest-bearing money markets	305,185	210	0.27%	332,889	79	0.09%
Savings deposits	253,576	35	0.05%	230,925	17	0.03%
Time deposits	134,600	190	0.56%	184,493	523	1.12%
Short-term borrowings	66,172	47	0.28%	63,968	17	0.11%
Long-term borrowings	30,929	376	4.82%	77,342	536	2.75%
Total interest-bearing liabilities	1,096,070	1,045	0.38%	1,104,702	1,285	0.46%
Non-interest-bearing deposits	550,978			503,006
Other liabilities	37,499			27,143
Shareholders’ Equity	135,186			133,952
Total Liabilities and Shareholders’ Equity	$1,819,733			$1,768,803
Net interest income and spread		$15,371	3.53%		$13,857	3.23%
Net interest margin			3.66%			3.38%

	Nine Months Ended
	September 30,
	2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,203,650	$39,399	4.38%	$1,179,205	$39,562	4.49%
Investment Securities:
Taxable	352,446	4,533	1.72%	267,899	2,864	1.43%
Non taxable	27,118	1,494	7.31%	25,487	1,448	7.60%
Total	379,564	6,027	2.12%	293,386	4,312	1.96%
Federal funds sold	47,173	308	0.87%	156,504	128	0.11%
Interest-bearing deposits with other banks	3,564	12	0.45%	3,419	1	0.06%
Other interest earning assets	1,027	25	3.25%	3,622	110	4.07%
Total earning assets	1,634,978	45,771	3.74%	1,636,136	44,113	3.60%
Allowance for loan losses	(15,611)			(16,924)
Non-earning assets	166,594			154,464
Total Assets	$1,785,961			$1,773,676
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$296,069	$369	0.17%	$211,005	$460	0.29%
Interest-bearing money markets	294,481	347	0.16%	340,322	367	0.14%
Savings deposits	249,596	70	0.04%	218,605	63	0.04%
Time deposits	143,734	711	0.66%	208,972	1,987	1.27%
Short-term borrowings	62,175	86	0.18%	55,151	67	0.16%
Long-term borrowings	30,929	1,027	4.44%	92,980	1,840	2.65%
Total interest-bearing liabilities	1,076,984	2,610	0.32%	1,127,035	4,784	0.57%
Non-interest-bearing deposits	540,082			488,870
Other liabilities	32,057			26,850
Shareholders’ Equity	136,838			130,921
Total Liabilities and Shareholders’ Equity	$1,785,961			$1,773,676
Net interest income and spread		$43,161	3.42%		$39,329	3.03%
Net interest margin			3.53%			3.21%